Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164483 and Amendment No. 1 to Registration Statement No. 333-150239 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our reports dated February 24, 2010, relating to the consolidated financial statements and financial statement schedule of Genesis Energy, L.P. and subsidiaries (“Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2009.

/s/  DELOITTE & TOUCHE LLP

Houston, Texas
February 24, 2010